Exhibit (11) - Statement Re: Computation of Earnings Per Share and
                  Pro Forma Earnings Per Share (1998)

                                                          Year Ended September 30,
                                                       1998           1997           1996
                                              --------------  ------------- -------------
   Average number of shares outstanding          32,229,366     31,507,622     27,655,964
                                              ============== =============  =============
   Net loss                                   $ (10,404,000)  $ (5,302,000) $ (26,593,178)
   Less:  amortization of redeemable
     preferred stock beneficial conversion
     discount                                 $           0   $ (2,222,000) $           0

   Less:  cumulative dividend on
     redeemable preferred stock               $    (895,000)  $   (385,000) $           0
                                              --------------  ------------- -------------
   Loss applicable to common shares           $ (11,299,000)  $ (7,909,000) $ (26,593,178)
                                              ==============  ============= ==============

   Net loss per share                         $       (0.34)  $      (0.25) $       (0.96)
                                              ==============  ============= ==============